501 CANADA INC.

                            FINANCIAL STATEMENTS

                   YEARS ENDED DECEMBER 31, 2004 AND 2003
                      (STATED IN UNITED STATES DOLLARS)




                                   CONTENTS

Report of Independent Registered Public Accounting Firm	                      1

Balance Sheets	                                                              2

Statements of Operations and Comprehensive Income (Loss)	              3

Statements of Stockholders' Deficit	                                      4

Statement of Cash Flows	                                                      5

Notes to Financial Statements	                                         6 - 12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of
501 Canada Inc.

     We have audited the accompanying balance sheets of 501 Canada Inc. as at December 31, 2004 and 2003 and the related statements of operation and comprehensive income (loss), stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 501 Canada Inc. as at December 31, 2004 and 2003 and the results of its operations and changes in deficit and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.












Toronto, Canada	                                         CHARTERED ACCOUNTANTS
October 20, 2005

501 CANADA INC.
Balance Sheet
December 31, 2004 and 2003
(Stated in United States Dollars)



                                                         2004            2003


ASSETS

Current
   Cash                                            $   24,536      $   20,725
   Short-term investments                              56,032          51,102
   Sundry receivable                                    -             116,070
   Prepaid and sundry assets                           19,464         154,307
                                                   --------------------------

Total Current Assets                                  100,032         342,204
                                                   --------------------------

Revenue Producing Real Estate (note 3)              3,627,513       3,444,957
Equipment (note 4)                                      3,486           3,965
Deferred Finance Charges (note 5)                      88,152         103,998
Advances to Related Companies (note 6)                351,979         178,393
                                                   --------------------------

Total Long-term Assets                              4,071,130       3,731,313
                                                   --------------------------

Total Assets                                       $4,171,162      $4,073,517
                                                   ==========================

LIABILITIES

Current
   Bank indebtedness (note 7)                      $   83,457      $   79,153
   Accounts payable and accrued charges               171,027         131,016
   Current portion of mortgage payable (note 8)        62,517          54,226
   Advances from shareholder (note 9)                 409,632         405,324
   Income taxes payable                                 5,026           5,232
                                                   --------------------------

Total Current Liabilities                             731,659         674,951
                                                   --------------------------

Mortgage Payable (note 8)                           3,693,618       3,492,307
Future Income Taxes                                     5,982           2,708
                                                   --------------------------

Total Long-Term Debt                                3,699,600       3,495,015
                                                   --------------------------

Total Liabilities                                   4,431,259       4,169,966
                                                   --------------------------


STOCKHOLDER'S DEFICIT

Capital Stock (note 10)                                    67             67
Accumulated Other Comprehensive Loss                  (39,326)       (20,446)
Deficit                                              (220,838)       (76,070)
                                                   --------------------------

Total Stockholders' Deficit                          (260,097)       (96,449)
                                                   --------------------------

Total Liabilities and Stock Holder's Deficit        $4,171,162     $4,073,517
                                                   ==========================

  (The accompanying notes are an integral part of these financial statements)

501 CANADA INC.
Statements of Operations and Comprehensive Income (Loss)
Years Ended December 31, 2004 and 2003
(Stated in United States Dollars)
                                                         2004            2003
Revenue
   Rent                                             $ 650,745       $ 510,380
   Property management fees                            21,512         355,658
                                                   --------------------------

                                                      672,257         866,038
                                                   --------------------------

Expenses
   Mortgage interest                                  252,307         183,032
   Utilities                                          238,077         167,564
   Property taxes                                     122,600         108,421
   Insurance                                           37,619          40,239
   Repairs and maintenance                             30,425          54,480
   Professional fees                                   20,843          76,921
   Vehicle                                             18,587          15,763
   Office and general                                  13,356           2,376
   Bank charges and interest                            6,634          31,991
   Salaries and wages                                   7,169          31,676
   Travel and entertainment                           -                 8,037
   Commissions                                        -                19,035
   Amortization                                        66,565          62,167
                                                   --------------------------

                                                      814,182         801,702
                                                   --------------------------

(Loss) Income Before Income Taxes                   (141,925)          64,336
   Current income taxes                               -                10,664
   Future income taxes                                  2,843         (7,514)
                                                   --------------------------

Net (Loss) Income                                   (144,768)          61,186
   Foreign currency translation adjustment           (18,880)        (19,550)
                                                   --------------------------

Comprehensive (Loss) Income                       $ (163,648)        $ 41,636
                                                  ===========================

Basic and Fully Diluted (Loss) Earnings
Per Share                                         $(1,447.68)        $ 611.86
                                                  ===========================

Basic and Fully Diluted Weighted Average
Number of Shares                                          100             100
                                                  ===========================


  (The accompanying notes are an integral part of these financial statements)

501 CANADA INC.
Statements of Stockholders' Deficit
Years Ended December 31, 2004 and 2003
(Stated in United States Dollars)


                                                            Deficit
                                                Paid in Accumulated
                             Number          Capital in  During the        Total
                                 of  Capital  excess of Development  Stockholder
                             Shares    Stock  Par Value       Stage   Deficiency
                             ------ --------------------------------------------

Balance, January 1, 2003        100  $    67  $   (896) $ (137,256)  $ (138,085)

Foreign currency translation
   adjustment                 -         -      (19,550)      -          (19,550)
Net loss                      -         -        -           61,186       61,186
                             ---------------------------------------------------

Balance, December 31, 2003      100  $    67  $(20,446) $  (76,070)  $  (96,449)
Foreign currency translation
   adjustment                 -         -      (18,880)      -          (18,880)
Net loss                      -         -        -        (144,768)    (144,768)
                             ---------------------------------------------------

Balance, December 31, 2004      100  $    67  $(39,326) $ (220,838)  $ (260,097)
                             ===================================================


  (The accompanying notes are an integral part of these financial statements)

501 CANADA INC.
Statements of Cash Flows
Years Ended December 31, 2004 and 2003
(Stated in United States Dollars)


                                                         2004            2003
Cash Flows from Operating Activities
   Net (loss) income                              $ (144,768)      $   61,186
    Adjustments to reconcile net loss to net
     cash used in operating activities
    Amortization                                       66,565          62,167
    Future income taxes                                 2,843         (7,514)
    Short-term investments                            (4,930)         (9,476)
    Sundry receivable                                 116,070       (116,070)
    Prepaid and sundry assets                         134,843       (138,484)
    Deferred financing charge                          15,847       (103,999)
    Accounts payable and accrued charges               40,007         (7,514)
    Income taxes payable                                (206)           5,232
                                                  ---------------------------

   Net cash from (used in) operating activities       226,271       (254,472)
                                                  ---------------------------

Cash Flows from Investing Activities
    Additions to revenue producing real estate      (267,978)       (714,297)
    Additions to equipment                              (434)         (1,072)
    Advances to related companies                   (173,587)        (70,938)
                                                  ---------------------------

   Net cash from (used in) Investing activities     (441,999)       (786,307)
                                                  ---------------------------

Cash Flows from Financing Activities
    Bank indebtedness                                   4,304           9,063
    Advances from shareholder                           4,308       (582,821)
    Mortgage payable                                  209,602       1,630,238
                                                  ---------------------------

   Net cash from (used in) financiang activities      218,214       1,056,480
                                                  ---------------------------

Net Increase in Cash                                    2,486          15,701

Foreign Exchange                                        1,325           5,024

Cash - beginning of year                               20,725         -
                                                  ---------------------------

Cash - end of year                                $    24,536      $   20,725
                                                  ===========================

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
    Interest paid                                 $   337,031      $  300,476
                                                  ===========================

    Income taxes paid                             $       713      $    8,140
                                                  ===========================


  (The accompanying notes are an integral part of these financial statements)

501 CANADA INC.
Notes to Financial Statements
December 31, 2004 and 2003

1. Nature of Operations
   The Company owns a rental property at 501 Alliance Ave. in Toronto, Ontario, Canada and provides property management services.

2. Summary of Significant Accounting Policies
   a) Use of Estimates

      In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   b) Revenue Producing Real Estate, Equipment and Amortization

      Revenue Producing Real Estate and Equipment are stated at cost less accumulated depreciation. Amortization, based on the estimated useful lives of the assets, is provided as follows:

           Building                      2.5%               Straight-line
           Equipment                     20%                Declining

   c) Deferred Finance Charges

      Costs incurred in connection with obtaining the mortgage described in note 8 are amortized over the term of the mortgage with the corresponding charge reflected in the statement of operations and comprehensive income.

   d) Income Taxes

      The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

501 CANADA INC.
Notes to Financial Statements
December 31, 2004 and 2003

2. Summary of Significant Accounting Policies (cont'd)

   e) Impairment of Long-Lived Assets

      In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", long-lived assets to be held and used are analysed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less cost to sell.

   f) Fair Value of Financial Instruments

      The carrying value of the Company's short-term investments, prepaid and sundry assets, sundry receivables, bank indebtedness, accounts payable and accrued charges, and advances from shareholder approximate fair value because of the short-term maturity of these financial instruments.

   g) Foreign Currency Translation

      The Company accounts for foreign currency translation pursuant to SFAS No. 52, "Foreign Currency Translation". The Company's functional currency is the Canadian dollar. All assets and liabilities are translated into United States dollars using the current exchange rate. Revenues and expenses are translated using the average exchange rates prevailing throughout the year. Translation adjustments are included in other comprehensive income for the period.

   h) Comprehensive Income
      The Company adopted SFAS No. 130, "Reporting Comprehensive Income.", SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income is presented in the statements of operations, and consists of net income and unrealised gains (losses) on available for sale marketable securities; foreign currency translation adjustments and changes in market value of future contracts that qualify as a hedge; and negative equity adjustments recognized in accordance with SFAS 87. SFAS No. 130 requires only additional disclosures in the financial statements and does not affect the Company's financial position or results of operations.

   i) Revenue Recognition

      The company has retained substantially all of the risks and benefits of ownership of its rental properties and therefore accounts for leases with its tenants as operating leases. The total amount of contractual rent to be received from operating leases is recognized on a straight-line basis over the term of the lease; a receivable is recorded for the difference between the rental revenue recorded and the contractual amount received.

501 CANADA INC.
Notes to Financial Statements
December 31, 2004 and 2003


2. Summary of Significant Accounting Policies (cont'd)

   j) Concentration of Credit Risk

      SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration.

   k) Recent Accounting Pronouncements

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendmentof ARB No. 43, Chapter 4". This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of SFAS No. 151 on its financial statements.

      In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29". SFAS No. 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is to be applied prospectively, and is effective for non-monetary asset exchanges occurring in fiscal periods after the December 2004 issuance of SFAS No. 153. The Company does not believe the impact of adoption of SFAS No. 153 will be significant to the overall results of operations or financial position.

      In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost of the employee services is recognized as compensation cost over the period that an employee provides service in exchange for the award. SFAS No. 123R will be effective July 1, 2005 for the Company and may be adopted using a modified prospective method or a modified retrospective method.

501 CANADA INC.
Notes to Financial Statements
December 31, 2004 and 2003

3. Revenue Producing Real Estate


                                            2004                           2003
                                     Accumulated                    Accumulated
                             Cost   Depreciation           Cost    Depreciation
                    -----------------------------------------------------------

   Building         $   2,867,385  $     278,372  $   2,670,657  $      192,950
   Land                 1,038,500           -           967,250            -
                    -----------------------------------------------------------

                    $   3,905,885  $     278,372  $   3,637,907  $      192,950
                    -----------------------------------------------------------

   Net carrying
    amount                         $   3,627,513                 $    3,444,957
                                   -------------                 --------------

4. Equipment

                                            2004                           2003
                                     Accumulated                    Accumulated
                             Cost   Depreciation           Cost    Depreciation
                    -----------------------------------------------------------

   Equipment        $       6,323  $       2,837   $      5,889  $        1,924
                    -----------------------------------------------------------
   Net carrying
    amount                         $       3,486                 $        3,965
                                   -------------                 --------------
5. Deferred Finance Charges

                                            2004                           2003
                                     Accumulated                    Accumulated
                             Cost   Depreciation           Cost    Depreciation
                    -----------------------------------------------------------

   Deferred finance
    charges         $     117,537   $     29,385   $    109,473  $        5,475
                    -----------------------------------------------------------

Net carrying amount                 $     88,152                 $      103,998
                                    ------------                 --------------

501 CANADA INC.
Notes to Financial Statements
December 31, 2004 and 2003


6. Advances to Related Companies

                                                         2004            2003
   1324184 Ontario Inc., owned 80% by the
      Company's sole shareholder                  $   132,368      $  175,571
   CLY Co. Ltd., owned 100% by a member of the
      sole shareholder's immediate family               3,030           2,822
   Cambridge Education Group, owned 100% by the
      sole shareholder                                216,581            -
                                                  ---------------------------

                                                  $   351,979      $  178,393
                                                  ===========================

   The above loans are non-interest bearing and are due on demand.

7. Bank Indebtedness
   The Company has available a bank demand operating facility to a maximum of $100,000 CAD, bearing interest at prime rate plus 1%, and secured by a general security agreement and personal guarantees from the sole shareholder. At December 31, 2004 the Company was using $100,500 CAD ($96,800 CAD at December 31, 2003) of the line of credit.

   In addition to the demand operating facility, the Company has a $30,000 letter of guarantee that has been used as security for utility contracts.

8. Mortgage Payable

                                                         2004            2003

   DUCA Financial Services Credit Union mortgage
      bearing interest at 7.25%, secured by the
      building and land as described in note 3,
      and due on September 30, 2008	          $ 3,756,135     $ 3,546,533
   Less:  Current portion                            (62,517)        (54,226)
                                                  ---------------------------

                                                  $ 3,693,618     $ 3,492,307
                                                  ===========================

501 CANADA INC.
Notes to Financial Statements
December 31, 2004 and 2003

8. Mortgage Payable (cont'd)

   The annual payments of principal required over the next five years in respect of this mortgage are as follows:

                       2005             $    62,517
                       2006                  67,132
                       2007                  72,087
                       2008                  77,408
                       2009                  83,122
                       Thereafter         3,393,869
                                        -----------

                                        $ 3,756,135
                                        -----------
9. Advances from Shareholder

   The advances from the sole shareholder of the Company are unsecured, non-interest bearing and due on demand.

10. Common Stock
    Authorized
       Unlimited Common shares
                                                         2004            2003
    Issued
             100 Common shares                    $        67     $        67
                                                  ===========================

11. Related Party Transactions
    The Company earned rent and property management fee revenue from the following related parties:

                                                         2004            2003

    1324184 Ontario Inc.                          $    70,718     $   538,138
    CLY Co. Ltd.		                       15,366          50,812
    Cambridge Education Group                         251,426            -
                                                  ---------------------------

                                                  $   337,510     $   588,950

These transactions were in the normal course of business and recorded at an exchange value established and agreed upon by the above mentioned parties.

501 CANADA INC.
Notes to Financial Statements
December 31, 2004 and 2003

12. Income Taxes
    The Company accounts for income taxes in accordance with SFAS No. 109,
    "Accounting for Income Taxes".   SFAS No. 109 prescribes the use of the
    liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The effect of future changes in tax laws or rates are not anticipated.

    Under SFAS No. 109 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

    As of December 31, 2004, the Company had approximately $129,000 net operating loss carry forwards for income tax reporting purposes, which will expire in 2011. No tax benefit has been reported in these financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential benefit of the loss carryforwards are offset by a valuation allowance of the same amount.

    The Company's current income taxes are as follows:

                                                         2004            2003
    Expected income tax (recovery) expense at
       the statutory rates of 19% (2003 - 19%)    $  (26,966)     $    12,224
    Reassessments of prior years                          -            10,664
    Utilization of losses carried forward                 -          (12,224)
    Valuation allowance                                26,966            -
                                                  ---------------------------

    Provision for income taxes                    $      -        $    10,664
                                                  ===========================

    The Company has deferred income tax liabilities as follows:

                                                         2004            2003

    Timing differences                            $     5,982     $     2,708
    Loss carry-forwards                              (24,101)        (24,960)
    Valuation allowance                                24,101          24,960
                                                  ---------------------------

                                                  $     5,982     $     2,708
                                                  ===========================